SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to

Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2009

YOUNG INNOVATIONS, INC.
(Exact name of registrant as specified in its charter)
MISSOURI
(State or other jurisdiction of incorporation)

000-23213	43-1718931
(Commission File Number)	(I.R.S. Employer Identification Number)

13705 Shoreline Court East, Earth City, MO	63045
(Address of principal executive offices)	(Zip Code)
(314) 344-0010
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

Young Innovations, Inc. has entered into an amendment (“Amendment No. 2”) dated as of May 21, 2009 to its Amended and Restated Credit Facilities Agreement dated as of November 28, 2006 (the “Credit Agreement”), among Bank of America, N.A., as a Lender and the Letter of Credit Issuer and the other Lenders as defined therein. The following summary description of Amendment No. 2 is not complete and is qualified in its entirety by reference to the full text of the Amendment No. 2 filed as Exhibit 4.1, which exhibit is incorporated herein by reference.

Amendment No. 2 amends the Credit Agreement to reduce the aggregate revolving commitment from $75,000,000 to $60,000,000; provided that the Company has the option to increase the commitment, upon securing funding commitments and meeting certain other conditions, from $60,000,000 to $75,000,000. Under Amendment No. 2, the maturity date of the revolving loan facility is extended from April 15, 2010 to July 15, 2012.

Amendment No. 2 also alters the interest rates and fees payable under revolving credit facility. Borrowings under the facility will now bear interest at rates ranging from LIBOR plus 2.00% to LIBOR plus 2.50%, or prime plus 0.50% to prime plus 1.00%, depending on the Company’s ratio of funded indebtedness to EBITDA. Amendment No. 2 also adjusts the commitment fees for the revolving credit facility to a range between 0.25% per annum to 0.50% per annum of the unused amount of the commitment.

Amendment No. 2 further eliminates the financial covenant requirement that the Company maintain a maximum total funded indebtedness/total capitalization ratio of 50%.

In connection with Amendment No. 2, JPMorgan Chase Bank, N.A. assigned all of its rights and obligations in its capacity as a lender under the Credit Agreement to Bank of America, N.A. and The Northern Trust Company.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits
Exhibit Number	Description
4.1	Amendment No. 2 dated as of May 21, 2009 to the Company’s Amended and Restated Credit Facilities Agreement dated as of November 28, 2006
4.2	Joint Acknowledgement of Guaranty effective May 21, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YOUNG INNOVATIONS, INC.
By:	/s/ Arthur L. Herbst, Jr.
Arthur L. Herbst, Jr.
President and Chief Financial Officer

Dated: May 28, 2009